MP TMA LLC

MP TMA (Cayman) LLC

520 Madison Avenue

New York, New York 10022

March 31, 2008

Greenwich Capital Markets, Inc.

The Royal Bank of Scotland Plc

Greenwich Capital Markets, Inc.

Bear Stearns Investment Products Inc.

Citigroup Global Markets Limited

Credit Suisse Securities (USA) LLC

UBS Securities LLC

Credit Suisse International

as “Counterparties” to the Override Agreement,
dated March 17, 2008, as amended March 27, 2008, with:

Thornburg Mortgage Inc.

Thornburg Mortgage Hedging Strategies, Inc.

150 Washington Avenue, Suite 302

Santa Fe, New Mexico  87501

Dear Sirs and Madams:

Reference is hereby made to the Purchase Agreement, dated March 31, 2008, among Thornburg Mortgage Inc. (the “Company”), MP TMA LLC and MP TMA (Cayman) LLC (collectively, MatlinPatterson), and the other Subscribers party thereto.  Capitalized or other terms used and not defined herein but defined in the Purchase Agreement shall have the meanings ascribed to them in the Purchase Agreement.

For good and valid consideration, the receipt of which is hereby acknowledged, for the benefit of the Counterparties, MatlinPatterson hereby agrees (a) to exercise its Initial Warrants to purchase shares of Common Stock as promptly as practicable and to the extent permitted by the terms of the Warrant Agreement and applicable federal, state and foreign laws and regulations, (b) to vote all of the shares of Common Stock held by it on the record date for the meeting of the shareholders of the Company to approve an amendment to the Company’s charter increasing the number of authorized shares of Common Stock that the Company may issue to at least 4,000,000,000 shares of Common Stock, and at any adjournment thereof, in favor of such amendment and (c) that it shall not transfer any shares of Common Stock prior to June 30, 2008 unless the transferee agrees in writing to be bound by the terms of this paragraph.

For the avoidance of doubt, by the terms of the Warrant Agreement, MatlinPatterson may not exercise the Initial Warrants granted to it until after April 11, 2008 and may only do so to the extent permitted by applicable federal, state and foreign laws and regulations, including complying with any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable.

(Signature Page Follows)

Sincerely yours,

MP TMA LLC

By: MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS III L.P., its Member

By: MATLINPATTERSON GLOBAL ADVISERS LLC, as Investment Adviser

By:

_________________________________

Name:  Lawrence M. Teitelbaum

Title:  Chief Financial Officer

MP TMA (CAYMAN) LLC

By: MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (CAYMAN) III L.P., its Member

By: MATLINPATTERSON GLOBAL ADVISERS LLC, as Investment Adviser

By:

_________________________________

Name:  Lawrence M. Teitelbaum

Title:  Chief Financial Officer

[Signature Page – MP Letter to Lenders]